Amendment No. 1


BE IT RESOLVED, that the first sentence of Section 6 of the Company's 1994 Stock Plan for Non-Employee Directors be and hereby is deleted and restated in its entirety as follows:

 "The Board shall reserve for the purposes of this Plan 500,000 shares of Common Stock of the Company (regardless of whether the 1-for-25 reverse stock split of the Company's shares of common stock is or is not approved at the special meeting of stockholder scheduled for August 31, 2000), but this number may be adjusted, if deemed appropriate by the Board, as provided in paragraph 13 hereof."

AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.